EXHIBIT 3.1

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

DANGER, INC.

Danger, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware DOES HEREBY CERTIFY:

FIRST: The Corporation’s original Certificate of Incorporation was filed with the Secretary of State of Delaware on December 15, 1999, under the name Danger Research, Inc.

SECOND: The Amended and Restated Certificate of Incorporation of Danger, Inc. in the form attached hereto as Exhibit A has been duly adopted in accordance with the provisions of Sections 245 and 242 of the General Corporation Law of the State of Delaware by the directors and stockholders of the Corporation.

THIRD: The certificate of incorporation is hereby amended and restated to read in full as set forth in Exhibit A attached hereto and such Exhibit is hereby incorporated herein by this reference.

IN WITNESS WHEREOF, Danger, Inc. has caused this Certificate to be signed by its Chairman and Chief Executive Officer this 27th day of September, 2006.

DANGER, INC.

By:	/s/ Henry R. Nothhaft
Henry R. Nothhaft, Chairman and Chief Executive Officer

1

EXHIBIT A

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

DANGER, INC.,

a Delaware corporation

ARTICLE I

The name of the Corporation is Danger, Inc.

ARTICLE II

The address of the registered office of the Corporation in the State of Delaware is 2711 Centerville Road, Suite 400, in the city of Wilmington and the County of New Castle and the name of the registered agent at that address is the Corporation Service Company.

ARTICLE III

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

ARTICLE IV

A. Classes of Stock. This Corporation is authorized to issue two classes of shares to be designated respectively Preferred Stock (the “Preferred Stock”) and Common Stock (the “Common Stock”). The total number of shares of capital stock that the Corporation is authorized to issue is Four Hundred Thirty-Five Million Four Hundred Forty Thousand Five Hundred Sixty-Two (435,440,562). The total number of shares of Preferred Stock this Corporation shall have authority to issue is One Hundred Seventy-Five Million Four Hundred Forty Thousand Five Hundred Sixty-Two (175,440,562). The total number of shares of Common Stock this Corporation shall have authority to issue is Two Hundred Sixty Million (260,000,000). The Preferred Stock shall have a par value of $0.0001 per share, and the Common Stock shall have a par value of $0.0001 per share.

B. The Preferred Stock. The Preferred Stock shall be divided into series. The first series shall consist of Nine Million Nine Hundred Seven Thousand Four Hundred Seven (9,907,407) shares and is designated “Series A Preferred Stock.” The second series shall consist of Twelve Million Three Hundred Eighteen Thousand Four Hundred Forty-Four (12,318,444) shares and is designated “Series B-1 Preferred Stock.” The third series shall consist of Sixteen Million Two Hundred Seventy-One Thousand Four Hundred Fifty-Three (16,271,453) shares and is designated “Series C Preferred Stock.” The fourth series shall consist of Forty-Five Million Seventy-Three Thousand Two Hundred Fifty-Eight (45,073,258) shares and is designated “Series D Preferred Stock.” The fifth series shall consist of Seventy-Nine Million (79,000,000) shares and is designated “Series D’ Preferred Stock.” The sixth series shall consist

Exhibit A – Page 1

of Twelve Million Eight Hundred Seventy Thousand (12,870,000) shares and is designated “Series E Preferred Stock.”

C. The powers, preferences, rights, restrictions, and other matters relating to the Series A Preferred Stock, Series B-1 Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series D’ Preferred Stock and Series E Preferred Stock (the “Series A, Series B-1, Series C, Series D, Series D’ and Series E Preferred Stock”) are as follows:

1. Dividends.

a. The holders of the Series D Preferred Stock and Series D’ Preferred Stock shall be entitled to receive on a pro-rata basis (i) the Series D and Series D’ Cumulative Dividend (as defined in Section B.2.a(ii) below), which dividend shall be cumulative in the event of a Liquidation Event, and (ii) dividends at the rate of $0.0721 per share (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares) per annum, respectively, payable out of funds legally available therefor, prior and in preference to the payment of any dividend (other than those payable solely in Preferred or Common Stock) on any Series A, Series B-1, Series C or Series E Preferred Stock or Common Stock. The dividend specified in this Section B.1.a(ii) shall be payable only when, as and if declared by the Board of Directors and shall be cumulative. No dividend will be paid on any class or series of stock unless dividends at the rate of $0.0721 per share are first paid on each outstanding share of Series D Preferred Stock and Series D’ Preferred Stock.

b. The holders of the Series A, Series B-1, Series C and Series E Preferred Stock shall be entitled to receive dividends at the rate of $0.086, $0.1168, $0.0990 and $0.0932 per share (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares) per annum, respectively, payable out of funds legally available therefor, prior and in preference to the payment of any dividend (other than those payable solely in Common Stock) on any Common Stock. Such dividends shall be payable only when, as and if declared by the Board and shall be non-cumulative.

c. After dividends in the full preferential amount specified in subsections (a) and (b) of this Section B.1 have been paid or declared and set apart in full in any fiscal year of the Corporation, and if the Board shall declare additional dividends out of funds legally available therefor in that fiscal year, then such additional dividends shall be declared pro rata on the Common Stock and the Series A, Series B-1, Series C, Series D, Series D’ and Series E Preferred Stock on a pari passu basis according to the number of shares of Common Stock held by such holders, where each holder of shares of Series A, Series B-1, Series C, Series D, Series D’ and Series E Preferred Stock is to be treated for this purpose as holding the greatest whole number of shares of Common Stock then issuable upon conversion of all shares of Series A, Series B-1, Series C, Series D, Series D’ and Series E Preferred Stock held by such holder pursuant to Section B.5 hereof.

d. If the Corporation shall declare a distribution payable in securities of other persons, evidences of indebtedness issued by the Corporation or other persons, assets (excluding cash dividends) or options or rights to purchase any such securities or evidences of indebtedness, then, in each such case the holders of the Series A, Series B-1, Series C, Series D, Series D’ and

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Series E Preferred Stock shall be entitled to a proportionate share of any such distribution as though the holders of the Series A, Series B-1, Series C, Series D, Series D’ and Series E Preferred Stock were the holders of the number of shares of Common Stock of the Corporation into which their respective shares of Series A, Series B-1, Series C, Series D, Series D’ and Series E Preferred Stock are convertible as of the record date fixed for the determination of the holders of Common Stock of the Corporation entitled to receive such distribution.

e. California Code Sections 502 and 503 shall not apply with respect to distributions on shares junior to the Series Preferred as they relate to repurchases of shares of Common Stock upon termination of employment or service as a consultant or director.

2. Liquidation Preference.

a. In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary (a “Liquidation Event”), the holders of the Series D Preferred Stock and Series D’ Preferred Stock shall be entitled to receive on a pro-rata basis, prior and in preference to any distribution of any of the assets or surplus funds of the Corporation to any other class or series of stock by reason of their ownership thereof, the Applicable Series D and Series D’ Liquidation Preference (as defined below), respectively, plus the Series D and Series D’ Cumulative Dividend, respectively, whether or not declared, plus any accrued but unpaid dividend pursuant to Section B.1.a(ii) above, on each share of Series D Preferred Stock and Series D’ Preferred Stock held by them. If upon the occurrence of a Liquidation Event, the assets and funds thus distributed shall be insufficient to permit the payment to such holders of the full aforesaid preferential amount, then the entire assets and funds of the Corporation legally available for distribution shall be distributed ratably among the holders of the Series D Preferred Stock and Series D’ Preferred Stock in proportion to the preferential amount each such holder is otherwise entitled to receive.

(i) The “Applicable Series D and Series D’ Liquidation Preference” shall be (A) $1.3511 per share of Series D Preferred Stock or Series D’ Preferred Stock (in each case as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares) in the event that the aggregate value of the Corporation in the Liquidation Event is $250,000,000 or less; or (B) $0.9007 per share of Series D Preferred Stock or Series D’ Preferred Stock (in each case as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares) in the event that the aggregate value of the Corporation in the Liquidation Event is greater than $250,000,000 (a “Qualified Liquidation”).

(ii) The “Series D and Series D’ Cumulative Dividend” shall be (A) $0.0721 per share of Series D Preferred Stock or Series D’ Preferred Stock per annum (in each case as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares), cumulative from the date on which a share of Series D Preferred Stock or Series D’ Preferred Stock was first issued, as applicable (the “Series D Original Issue Date” and “Series D’ Original Issue Date,” respectively), in the event that the Liquidation Event is not a Qualified Liquidation; (B) $0.045 per share of Series D Preferred Stock or Series D’ Preferred Stock per annum (in each case as adjusted

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for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares), cumulative from the Series D Original Issue Date or Series D’ Original Issue Date, as applicable, in the event that the Liquidation Event is a Qualified Liquidation but the aggregate value of the Corporation in such Liquidation Event does not exceed $500,000,000 or (C) zero in the event that the Liquidation Event is a Qualified Liquidation but the aggregate value of the Corporation in such Liquidation Event is greater than $500,000,000. The Series D and Series D’ Cumulative Dividend will be computed on a simple basis (no compounding) and shall be pro-rated for any portion of a year.

(iii) Notwithstanding the foregoing, if the amount that the holders of Series D Preferred Stock and Series D’ Preferred Stock would be entitled to receive upon a Qualified Liquidation pursuant to Section 2.a is less than the amount such holders would have been entitled to receive in accordance with Section 2.a had such Liquidation Event not have been a Qualified Liquidation, then the Applicable Series D and Series D’ Liquidation Preference and the Series D and Series D’ Cumulative Dividend shall be calculated in accordance with Section 2.a as if a non-Qualified Liquidation Event had occurred at a valuation of $250,000,000, even though the Liquidation Event is a Qualified Liquidation.

b. In the event of any Liquidation Event, and after full payment of the amounts set forth in Section 2.a above, the holders of the Series A, Series B-1, Series C and Series E Preferred Stock shall be entitled to receive, on a pari passu basis, prior and in preference to any distribution of any of the assets or surplus funds of the Corporation to the holders of the Common Stock by reason of their ownership thereof, the amount of $1.08, $1.4596, $1.2371 and $1.1655 per share, respectively (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares), plus all accrued and unpaid dividends on each such share of Series A, Series B-1, Series C and Series E Preferred Stock then held by them. If upon the occurrence of such Liquidation Event, the assets and funds thus distributed among the holders of the Series A, Series B-1, Series C and Series E Preferred Stock shall be insufficient to permit the payment to such holders of the full aforesaid preferential amount, then the entire remaining assets and funds of the Corporation legally available for distribution after payment of the Applicable Series D and Series D’ Liquidation Preference shall be distributed ratably among the holders of the Series A, Series B-1, Series C and Series E Preferred Stock in proportion to the preferential amount each such holder is otherwise entitled to receive.

c. Upon the completion of the distribution required by subsections (a) and (b) of this Section B.2, any remaining assets of the Corporation available for distribution shall be distributed among the holders of shares of Series D Preferred Stock, Series D’ Preferred Stock and Common Stock, pro rata based on the number of shares of Common Stock held by each such holder (on an as converted basis).

d. For purposes of this Section B.2, (i) any acquisition of the Corporation by means of merger or other form of corporate reorganization in which outstanding shares of the Corporation are exchanged for securities or other consideration issued, or caused to be issued, by

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the acquiring corporation or its subsidiary (other than a mere reincorporation transaction) and pursuant to which the holders of the outstanding voting securities of the Corporation immediately prior to such consolidation, merger or other transaction fail to hold equity securities representing a majority of the voting power of the Corporation or surviving entity immediately following such consolidation, merger or other transaction (excluding voting securities of the acquiring corporation held by such holders prior to such transaction), (ii) the sale or transfer by the Corporation, in a single transaction or series of related transactions, of securities representing a majority of the voting power of the Corporation or (iii) a sale or transfer in a single transaction or a series of related transactions of all or substantially all of the assets of the Corporation shall be treated as a Liquidation Event and shall entitle the holders of Series A, Series B-1, Series C, Series D, Series D’ and Series E Preferred Stock to receive at the closing of any such transactions in cash, securities or other property (valued as provided in Section B.2(e) and (f) below) amounts as specified in Section B.2(a).

e. Whenever the distribution provided for in this Section B.2 shall be payable in securities or property other than cash, the value of such distribution shall be the fair market value of such securities or other property as determined in good faith by the Board of Directors.

f. Any securities shall be valued as follows:

(i) Securities not subject to investment letter or other similar restrictions on free marketability covered by (ii) below:

(1) If traded on a securities exchange or through the Nasdaq National Market, the value shall be deemed to be the average of the closing prices of the securities on such quotation system over the thirty (30) day period ending three (3) days prior to the closing;

(2) If actively traded over-the-counter, the value shall be deemed to be the average of the closing bid or sale prices (whichever is applicable) over the thirty (30) day period ending three (3) days prior to the closing; and

(3) If there is no active public market, the value shall be the fair market value thereof, as determined by the Board of Directors.

(ii) The method of valuation of securities subject to investment letter or other restrictions on free marketability (other than restrictions arising solely by virtue of a shareholder’s status as an affiliate or former affiliate) shall be to make an appropriate discount from the market value determined as above in (i) (1), (2) or (3) to reflect the approximate fair market value thereof, as determined by the Board of Directors.

3. Redemption.

a. The holders of at least a majority of the Series A, Series B-1, Series C, Series D, Series D’ and Series E Preferred Stock, voting together as a class, may require the Corporation to redeem all, or if less than all, a specified number of such holders’ shares of Series A, Series B-1, Series C, Series D, Series D’ and Series E Preferred Stock, in three (3)

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annual installments beginning any time after the fifth anniversary of the date on which a share of Series D Preferred Stock was first issued and ending on the earlier of (i) the date two (2) years following such fifth anniversary and (ii) the date a Qualified IPO (as defined below) is consummated. Each date on which an installment is required to be paid in redemption of such Series A Preferred Stock, Series B-1 Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series D’ Preferred Stock and Series E Preferred Stock is referred to as a “Redemption Date.” Notice of a vote to redeem such shares of Series A, Series B-1, Series C, Series D, Series D’ and Series E Preferred Stock shall be sent to the Corporation at least ninety (90) days prior to the initial Redemption Date. One third (1/3) of the outstanding shares of Series A, Series B-1, Series C, Series D, Series D’ and Series E Preferred Stock that have been requested to be redeemed pursuant to this Section B.3(a) shall be redeemed upon the initial Redemption Date and one third (1/3) of the outstanding shares of Series A, Series B-1, Series C, Series D, Series D’ and Series E Preferred Stock that have been requested to be redeemed pursuant to this Section B.3(a) shall be redeemed at each of the second and third Redemption Dates. The Corporation shall effect such redemptions by paying in cash in exchange for the shares of Series A, Series B-1, Series C, Series D, Series D’ and Series E Preferred Stock to be redeemed a total of (i) an amount equal to $1.08, $1.4596, $1.2371, $0.9007, $0.9007 or $1.1655 per share of Series A, Series B-1, Series C, Series D, Series D’ or Series E Preferred Stock, respectively, (as adjusted for any stock dividends, combinations or splits with respect to such shares) plus (ii) an amount equal to $0.086, $0.1168, $0.0990, $0.0721, $0.0721 and $0.0932 per share of Series A, Series B-1, Series C, Series D, Series D’ and Series E Preferred Stock (as adjusted for any stock dividends, combinations or splits with respect to each series) per annum from the date on which such share was first issued (as applicable, the “Series A Redemption Price,” the “Series B-1 Redemption Price,” the “Series C Redemption Price,” the “Series D Redemption Price,” the “Series D’ Redemption Price” and the “Series E Redemption Price”). Any redemption effected pursuant to this Section B.3(a) shall be made on a pro-rata basis among the holders of the Series A, Series B-1, Series C, Series D, Series D’ and Series E Preferred Stock that have requested to be redeemed in proportion to the shares of Series A, Series B-1, Series C, Series D, Series D’ and Series E Preferred Stock then held by them.

b. As used herein and in Sections B.3(c) and B.3(d) below, the term “Redemption Price” shall refer to each of the “Series A Redemption Price,” the “Series B-1 Redemption Price,” the “Series C Redemption Price,” the “Series D Redemption Price,” the “Series D’ Redemption Price” or the “Series E Redemption Price” as applicable. At least 30 but no more than 60 days prior to each Redemption Date, written notice shall be mailed, first class postage prepaid, to each holder of record (at the close of business on the business day next preceding the day on which notice is given) of the Series A, Series B-1, Series C, Series D, Series D’ or Series E Preferred Stock electing to be redeemed, at the address last shown on the records of the Corporation for such holder, notifying such holder of the redemption, specifying the number of shares which may be redeemed from such holder, the Redemption Date, the Redemption Price, the place at which payment may be obtained and informing such holder of the procedures for surrendering to the Corporation, in the manner and at the place designated, his certificate or certificates representing the shares to be redeemed (the “Redemption Notice”). Except as provided in Section B.3(c), on or after the Redemption Date, each holder of Series A, Series B-1, Series C, Series D, Series D’ or Series E Preferred Stock to be redeemed shall surrender to this Corporation the certificate or certificates representing such shares, in the

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manner and at the place designated in the Redemption Notice, and thereupon the Redemption Price of such shares shall be payable to the order of the person whose name appears on such certificate or certificates as the owner thereof and each surrendered certificate shall be cancelled. In the event less than all the shares represented by any such certificate are redeemed, a new certificate shall be issued representing the unredeemed shares.

c. From each Redemption Date, unless there shall have been a default in payment of the Redemption Price, all rights of the holders of shares of Series A, Series B-1, Series C, Series D, Series D’ or Series E Preferred Stock designated for redemption in the Redemption Notice as holders of Series A, Series B-1, Series C, Series D, Series D’ or Series E Preferred Stock, as applicable (except the right to receive the Redemption Price without interest upon surrender of their certificate or certificates), shall cease with respect to such shares, and such shares shall not thereafter be transferred on the books of this Corporation or be deemed to be outstanding for any purpose whatsoever. Subject to the rights of series of Preferred Stock which may from time to time come into existence, if the funds of the Corporation legally available for redemption of shares of Series A, Series B-1, Series C, Series D, Series D’ or Series E Preferred Stock on any Redemption Date are insufficient to redeem the total number of shares of Series A, Series B-1, Series C, Series D, Series D’ and Series E Preferred Stock to be redeemed on such date, those funds which are legally available will be used to redeem the maximum possible number of such shares ratably among the holders of such shares to be redeemed based upon their holdings of Series A, Series B-1, Series C, Series D, Series D’ and Series E Preferred Stock, provided, however, that no shares of Series A, Series B-1, Series C or Series E Preferred Stock shall be redeemed until the full Series D Redemption Price and Series D’ Redemption Price have been paid on each share of Series D Preferred Stock and Series D’ Preferred Stock so redeemed. If the assets and legally available funds of the Corporation are insufficient to permit the payment of the full Series D Redemption Price and Series D’ Redemption Price on each share of Series D Preferred Stock and Series D’ Preferred Stock that have been redeemed, then the entire assets and funds of the Corporation legally available for distribution shall be distributed ratably among the holders of the redeemed Series D Preferred Stock and Series D’ Preferred Stock in proportion to the preferential amount each such holder is otherwise entitled to receive. The shares of Series A, Series B-1, Series C, Series D, Series D’ and Series E Preferred Stock not redeemed shall remain outstanding and entitled to all the rights and preferences provided herein. Subject to the rights of series of Preferred Stock which may from time to time come into existence, at any time thereafter when additional funds of the Corporation are legally available for the redemption of shares of Series A, Series B-1, Series C, Series D, Series D’ and Series E Preferred Stock, such funds will immediately be used to redeem the balance of the shares which the Corporation has become obliged to redeem on any Redemption Date but which it has not redeemed.

d. On or prior to the date on which the Redemption Price is to be paid, the Corporation shall deposit the Redemption Price of all shares of Series A, Series B-1, Series C, Series D, Series D’ or Series E Preferred Stock designated for redemption in the Redemption Notice and not yet redeemed with a bank or trust corporation having aggregate capital and surplus in excess of $100,000,000 as a trust fund for the benefit of the respective holders of the shares designated for redemption and not yet redeemed, with irrevocable instructions and authority to the bank or trust corporation to pay the Redemption Price for such shares to their

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respective holders on or after the Redemption Date upon receipt of notification from the Corporation that such holder has surrendered his share certificate to the Corporation pursuant to Section B.3(b) above. As of the date of such deposit (even if prior to the Redemption Date), the deposit shall constitute full payment of the shares to their holders, and from and after the date of the deposit the shares so called for redemption shall be redeemed and shall be deemed to be no longer outstanding, and the holders thereof shall cease to be shareholders with respect to such shares and shall have no rights with respect thereto except the rights to receive from the bank or trust corporation payment of the Redemption Price of the shares, without interest, upon surrender of their certificates therefor, and the right to convert such shares as provided in Section B.5 hereof. Such instructions shall also provide that any moneys deposited by the Corporation pursuant to this Section B.3(d) for the redemption of shares thereafter converted into shares of the Corporation’s Common Stock pursuant to Section B.5 hereof prior to the Redemption Date shall be returned to the Corporation forthwith upon such conversion. The balance of any moneys deposited by the Corporation pursuant to this Section B.3(d) remaining unclaimed at the expiration of two (2) years following the Redemption Date shall thereafter be returned to the Corporation upon its request expressed in a resolution of its Board of Directors.

4. Voting Rights.

a. General Rights. Each holder of shares of the Series A, Series B-1, Series C, Series D, Series D’ and Series E Preferred Stock shall be entitled to the number of votes equal to the number of shares of Common Stock into which such shares of Series A, Series B-1, Series C, Series D, Series D’ and Series E Preferred Stock could then be converted on the record date for the vote or consent of stockholders (or, if no record date is established, on the date such vote is taken or consent solicited) and shall have voting rights and powers equal to the voting rights and powers of the Common Stock (except as otherwise expressly provided herein or as required by law, voting together with the Common Stock as a single class) and shall be entitled to notice of any stockholders’ meeting in accordance with the Bylaws of the Corporation. Fractional votes shall not, however, be permitted and any fractional voting rights resulting from the above formula (after aggregating all shares into which shares of Series A, Series B-1, Series C, Series D, Series D’ and Series E Preferred Stock held by each holder could be converted) shall be rounded to the nearest whole number (with one-half being rounded upward).

b. Election of Directors. The Board of Directors shall consist of the number of members specified in the Company’s Bylaws. In addition to the voting rights set forth in paragraph 4(a) above, (i) the holders of Series A Preferred Stock, voting together as a separate class, shall be entitled to elect one (1) member of the Board of Directors, (ii) the holders of the Series B-1 Preferred Stock and Series C Preferred Stock, voting together as a single class, shall be entitled to elect two (2) members of the Board of Directors, (iii) the holders of the Series D Preferred Stock, voting together as a separate class, shall be entitled to elect one (1) member of the Board of Directors and (iv) the holders of the Common Stock, voting together as a single class, shall be entitled to elect two (2) members of the Board of Directors. In the event of a vacancy in the office of any director elected by the holders of any class, a successor shall be elected to hold office for the unexpired term of such director by the holders of shares of such separate class. The remaining directors shall be elected by the holders of the Common Stock and the Preferred Stock, voting together as a single class.

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c. No person entitled to vote at an election for directors may cumulate votes to which such person is entitled, unless, at the time of such election, the Company is subject to Section 2115 of the California General Corporation Law (“CGCL”). During such time or times that the Company is subject to Section 2115(b) of the CGCL, every stockholder entitled to vote at an election for directors may cumulate such stockholder’s votes and give one candidate a number of votes equal to the number of directors to be elected multiplied by the number of votes to which such stockholder’s shares are otherwise entitled, or distribute the stockholder’s votes on the same principle among as many candidates as such stockholder desires. No stockholder, however, shall be entitled to so cumulate such stockholder’s votes unless (i) the names of such candidate or candidates have been placed in nomination prior to the voting and (ii) the stockholder has given notice at the meeting, prior to the voting, of such stockholder’s intention to cumulate such stockholder’s votes. If any stockholder has given proper notice to cumulate votes, all stockholders may cumulate their votes for any candidates who have been properly placed in nomination. Under cumulative voting, the candidates receiving the highest number of votes, up to the number of directors to be elected, are elected.

d. During such time or times that the Company is subject to Section 2115(b) of the CGCL, one or more directors may be removed from office at any time without cause by the affirmative vote of the holders of at least a majority of the outstanding shares entitled to vote for that director as provided above; provided, however, that unless the entire Board is removed, no individual director may be removed when the votes cast against such director’s removal, or not consenting in writing to such removal, would be sufficient to elect that director if voted cumulatively at an election which the same total number of votes were cast (or, if such action is taken by written consent, all shares entitled to vote were voted) and the entire number of directors authorized at the time of such director’s most recent election were then being elected.

5. Conversion. The holders of the Series A, Series B-1, Series C, Series D, Series D’ and Series E Preferred Stock shall have conversion rights as follows (the “Conversion Rights”):

a. Right to Convert.

(i) Each share of Series A Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share and on or prior to the fifth day prior to the Redemption Date, if any, as may have been fixed in any Redemption Notice with respect to the Series A Preferred Stock, at the office of the Corporation or any transfer agent for such stock, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing $1.08 by the Series A Conversion Price applicable to such share, determined as hereinafter provided, in effect on the date the certificate is surrendered for conversion. The price at which shares of Common Stock shall be deliverable upon conversion of shares of the Series A Preferred Stock (the “Series A Conversion Price”) shall initially be $1.08 per share of Common Stock. Such initial Series A Conversion Price shall be adjusted as hereinafter provided.

(ii) Each share of Series B-1 Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share and

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on or prior to the fifth day prior to the Redemption Date, if any, as may have been fixed in any Redemption Notice with respect to the Series B-1 Preferred Stock, at the office of the Corporation or any transfer agent for such stock, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing $1.4596 by the Series B-1 Conversion Price applicable to such share, determined as hereinafter provided, in effect on the date the certificate is surrendered for conversion. The price at which shares of Common Stock shall be deliverable upon conversion of shares of the Series B-1 Preferred Stock (the “Series B-1 Conversion Price”) shall as of the date of the filing of this Certificate be $1.41393 per share of Common Stock. Such initial Series B-1 Conversion Price shall be adjusted as hereinafter provided.

(iii) Each share of Series C Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share and on or prior to the fifth day prior to the Redemption Date, if any, as may have been fixed in any Redemption Notice with respect to the Series C Preferred Stock, at the office of the Corporation or any transfer agent for such stock, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing $1.2371 by the Series C Conversion Price applicable to such share, determined as hereinafter provided, in effect on the date the certificate is surrendered for conversion. The price at which shares of Common Stock shall be deliverable upon conversion of shares of the Series C Preferred Stock (the “Series C Conversion Price”) shall initially be $1.2371 per share of Common Stock. Such initial Series C Conversion Price shall be adjusted as hereinafter provided.

(iv) Each share of Series D Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share and on or prior to the fifth day prior to the Redemption Date, if any, as may have been fixed in any Redemption Notice with respect to the Series D Preferred Stock, at the office of the Corporation or any transfer agent for such stock, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing $0.9007 by the Series D Conversion Price applicable to such share, determined as hereinafter provided, in effect on the date the certificate is surrendered for conversion. The price at which shares of Common Stock shall be deliverable upon conversion of shares of the Series D Preferred Stock (the “Series D Conversion Price”) shall initially be $0.9007 per share of Common Stock. Such initial Series D Conversion Price shall be adjusted as hereinafter provided.

(v) Each share of Series D’ Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share and on or prior to the fifth day prior to the Redemption Date, if any, as may have been fixed in any Redemption Notice with respect to the Series D’ Preferred Stock, at the office of the Corporation or any transfer agent for such stock, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing $0.9007 by the Series D’ Conversion Price applicable to such share, determined as hereinafter provided, in effect on the date the certificate is surrendered for conversion. The price at which shares of Common Stock shall be deliverable upon conversion of shares of the Series D’

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Preferred Stock (the “Series D’ Conversion Price”) shall initially be $0.6935 per share of Common Stock. Such initial Series D’ Conversion Price shall be adjusted as hereinafter provided.

(vi) Each share of Series E Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share and on or prior to the fifth day prior to the Redemption Date, if any, as may have been fixed in any Redemption Notice with respect to the Series E Preferred Stock, at the office of the Corporation or any transfer agent for such stock, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing $1.1655 by the Series E Conversion Price applicable to such share, determined as hereinafter provided, in effect on the date the certificate is surrendered for conversion. The price at which shares of Common Stock shall be deliverable upon conversion of shares of the Series E Preferred Stock (the “Series E Conversion Price”) shall initially be $1.1655 per share of Common Stock. Such initial Series E Conversion Price shall be adjusted as hereinafter provided.

b. Automatic Conversion. Each share of Series A, Series B-1, Series C, Series D, Series D’ and Series E Preferred Stock shall automatically be converted into shares of Common Stock at the then effective Series A Conversion Price, Series B-1 Conversion Price, Series C Conversion Price, Series D Conversion Price, Series D’ Conversion Price or Series E Conversion Price, respectively, upon the earlier of (i) the date specified by written consent or agreement of holders of at least a majority of the shares of Series A, Series B-1, Series C, Series D, Series D’ and Series E Preferred Stock then outstanding, voting together as a single class, including the holders of at least sixty-six and two-thirds percent (66 2/3%) of the Series D and Series D’ Preferred Stock, voting together as a single class; or (ii) immediately upon the closing of the sale of the Corporation’s Common Stock in a firm commitment, underwritten public offering registered under the Securities Act of 1933, as amended (the “Securities Act”), at a per share price to the public that values the Corporation at not less than $373 million and in which the aggregate proceeds to the Corporation (before deduction for underwriters’ discounts and expenses relating to the issuance, including without limitation fees of the Corporation’s counsel) are at least $35,000,000 million (a “Qualified IPO”).

c. Mechanics of Conversion.

(i) Before any holder of Series A, Series B-1, Series C, Series D, Series D’ or Series E Preferred Stock shall be entitled to convert the same into shares of Common Stock, such holder shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or of any transfer agent for such stock, and shall give written notice to the Corporation at such office that he elects to convert the same and shall state therein the name or names in which he wishes the certificate or certificates for shares of Common Stock to be issued; provided, however, that in the event of an automatic conversion pursuant to Section B.5(b) above, the outstanding shares of Preferred Stock shall be converted automatically without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Corporation or its transfer agent, and, provided, further, that the

Exhibit A – Page 11

Corporation shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such automatic conversion unless the certificates evidencing such shares of Preferred Stock are either delivered to the Corporation or its transfer agent or the holder notifies the Corporation or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection with such certificates. The Corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Series A, Series B-1, Series C, Series D, Series D’ or Series E Preferred Stock, a certificate or certificates for the number of shares of Common Stock to which he shall be entitled as aforesaid and shall promptly pay in cash or, to the extent sufficient funds are not then legally available therefor, in Common Stock (at the Common Stock’s fair market value determined by the Board, as of the date of such conversion), any declared and unpaid dividends on the shares of Series A, Series B-1, Series C, Series D, Series D’ and Series E Preferred Stock being converted. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of surrender of the shares of Series A, Series B-1, Series C, Series D, Series D’ or Series E Preferred Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date.

(ii) If the conversion is in connection with an underwritten offering of securities pursuant to the Securities Act, the conversion may, at the option of any holder tendering shares of Series A, Series B-1, Series C, Series D, Series D’ or Series E Preferred Stock for conversion, be conditioned upon the closing with the underwriters of the sale of securities pursuant to such offering, in which event the person(s) entitled to receive the Common Stock upon conversion of the Series A, Series B-1, Series C, Series D, Series D’ or Series E Preferred Stock shall not be deemed to have converted such Series A, Series B-1, Series C, Series D, Series D’ or Series E Preferred Stock until immediately prior to the closing of such sale of securities.

d. Adjustments to Series B-1, Series C, Series D, Series D’ and Series E Conversion Price for Certain Dilutive Issuances.

(i) Special Definitions. For purposes of this Section B.5(d), the following definitions apply:

(1) “Options” shall mean rights, options, or warrants to subscribe for, purchase or otherwise acquire either Common Stock or Convertible Securities (defined below).

(2) “Convertible Securities” shall mean any evidences of indebtedness, shares (other than Common Stock and Series A, Series B-1, Series C, Series D, Series D’ and Series E Preferred Stock) or other securities convertible into or exchangeable for Common Stock.

(3) “Additional Shares of Common Stock” shall mean all shares of Common Stock issued (or, pursuant to Section B.5(d)(iii), deemed to be issued) by the

Exhibit A – Page 12

Corporation after the Series E Original Issue Date, other than shares of Common Stock issued or issuable:

(A) upon conversion of shares of Series A, Series B-1, Series C, Series D, Series D’ or Series E Preferred Stock;

(B) to officers, directors or employees of, or consultants to, the Corporation pursuant to stock option or stock purchase plans or agreements on terms approved by the Board of Directors, including at least one Board member appointed by the Series A, Series B-1, Series C or Series D Preferred Stock;

(C) as a dividend or distribution on Series A, Series B-1, Series C, Series D, Series D’ or Series E Preferred Stock;

(D) for which adjustment of the Series A, Series B-1, Series C, Series D, Series D’ or Series E Conversion Price is made pursuant to Section B.5(e);

(E) to the public by the Corporation pursuant to a registration statement filed under the Securities Act;

(F) pursuant to the acquisition of another corporation or entity by the Corporation by consolidation, merger, purchase of all or substantially all of the assets or other reorganization in which the Corporation acquires, in a single transaction or series of related transactions, all or substantially all of the assets of such other corporation or entity, 50% or more of the voting power of such other corporation or entity, or 50% or more of the equity ownership of such other entity;

(G) to parties providing the Corporation with equipment leases, real property leases, loans, credit lines, guaranties of indebtedness, cash price reductions or similar financing or other strategic partners approved by the Board of Directors and not primarily for equity financing purposes, including at least one Board member appointed by the Series A, Series B-1, Series C or Series D Preferred Stock;

(H) pursuant to warrants for the purchase of Sixty-Eight Thousand Five Hundred Twelve (68,512) shares of Series B-1 Preferred Stock (the “Series B-1 Warrants”), the shares issuable upon exercise of the Series B-1 Warrants and the Common Stock issued upon conversion of such shares of Series B-1 Preferred Stock (whether such issuances occur prior or subsequent to the date hereof);

(I) pursuant to warrants for the purchase of Five Hundred Forty-Four Thousand Seven Hundred Ninety-Eight (544,798) shares of Series C Preferred Stock (the “Series C Warrants”), the shares issuable upon exercise of the Series C Warrants and the Common Stock issued upon conversion of such shares of Series C Preferred Stock (whether such issuances occur prior or subsequent to the date hereof);

(J) to parties purchasing up to Twelve Million Eight Hundred Seventy Thousand (12,870,000) shares of Series E Preferred Stock;

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(K) pursuant to warrants for the purchase of Five Million Nine Hundred Ten Thousand Three Hundred Nineteen (5,910,319) shares of Series D Preferred Stock (the “Series D Warrants”), the shares issuable upon exercise of the Series D Warrants and the Common Stock issued upon conversion of such shares of Series D Preferred Stock (whether such issuances occur prior or subsequent to the date hereof); or

(L) pursuant to warrants for the purchase of Fourteen Million Eight Hundred Forty-Six Thousand Three Hundred Sixty-Eight (14,846,368) shares of Series D’ Preferred Stock (the “Series D’ Warrants”), the shares issuable upon exercise of the Series D’ Warrants and the Common Stock issued upon conversion of any of such shares of Series D’ Preferred Stock (whether such issuances occur prior or subsequent to the date hereof).

(ii) No Adjustment of Conversion Price. Any provision herein to the contrary notwithstanding, no adjustment in the Series B-1, Series C, Series D, Series D’ or Series E Conversion Price shall be made in respect of the issuance of Additional Shares of Common Stock unless the consideration per share (determined pursuant to Section B.5(d)(v) hereof) for an Additional Share of Common Stock issued or deemed to be issued by the Corporation is less than the Series B-1 Conversion Price, Series C Conversion Price, Series D Conversion Price, Series D’ Conversion Price or Series E Conversion Price for the Series B-1, Series C, Series D, Series D’ or Series E Preferred Stock in effect on the date of, and immediately prior to such issue.

(iii) Deemed Issue of Additional Shares of Common Stock. In the event the Corporation at any time or from time to time after the Series E Original Issue Date shall issue any Options or Convertible Securities or shall fix a record date for the determination of holders of any class of securities then entitled to receive any such Options or Convertible Securities, then the maximum number of shares (as set forth in the instrument relating thereto without regard to any provisions contained therein designed to protect against dilution) of Common Stock issuable upon the exercise of such Options or, in the case of Convertible Securities and Options therefor, the conversion or exchange of such Convertible Securities, shall be deemed to be Additional Shares of Common Stock (except as provided in Section B.5.d(i)(3)) issued as of the time of such issue or, in case such a record date shall have been fixed, as of the close of business on such record date, provided further that in any such case in which Additional Shares of Common Stock are deemed to be issued:

(1) no further adjustments in the Series B-1, Series C, Series D, Series D’ or Series E Conversion Price shall be made upon the subsequent issue of Convertible Securities or shares of Common Stock upon the exercise of such Options or conversion or exchange of such Convertible Securities;

(2) if such Options or Convertible Securities by their terms provide, with the passage of time or otherwise, for any increase in the consideration payable to the Corporation, or decrease in the number of shares of Common Stock issuable, upon the exercise, conversion or exchange thereof, the Series B-1, Series C, Series D, Series D’ or Series E Conversion Price computed upon the original issue thereof (or upon the occurrence of a record

Exhibit A – Page 14

date with respect thereto), and any subsequent adjustments based thereon, shall, upon any such increase or decrease becoming effective, be recomputed to reflect such increase or decrease insofar as it affects such Options or the rights of conversion or exchange under such Convertible Securities (provided, however, that no such adjustment of the Series B-1, Series C, Series D, Series D’ or Series E Conversion Price shall effect Common Stock previously issued upon conversion of the Series B-1, Series C, Series D, Series D’ or Series E Preferred Stock);

(3) upon the expiration of any such options or rights, the termination of any such rights to convert or exchange or the expiration of any options or rights related to such convertible or exchangeable securities, the Series B-1, Series C, Series D, Series D’ and Series E Conversion Prices, to the extent in any way affected by or computed using such options, rights or securities or options or rights related to such securities, shall be recomputed to reflect the issuance of only the number of shares of Common Stock (and convertible or exchangeable securities which remain in effect) actually issued upon the exercise of such options or rights, upon the conversion or exchange of such securities or upon the exercise of the options or rights related to such securities; or

(4) no readjustment pursuant to clause (2) or (3) above shall have the effect of increasing the Series B-1, Series C, Series D, Series D’ or Series E Conversion Price to an amount which exceeds the lower of (a) the Series B-1, Series C, Series D, Series D’ or Series E Conversion Price on the original adjustment date, or (b) the Series B-1, Series C, Series D, Series D’ or Series E Conversion Price that would have resulted from any issuance of Additional Shares of Common Stock between the original adjustment date and such readjustment date.

(iv) Adjustment of Conversion Price Upon Issuance of Additional Shares of Common Stock. In the event this Corporation, at any time after the Series E Original Issue Date, shall issue Additional Shares of Common Stock (including Additional Shares of Common Stock deemed to be issued pursuant to Section B.5(d)(iii)) without consideration or for a consideration per share less than the Series B-1 Conversion Price, Series C Conversion Price, Series D Conversion Price, Series D’ Conversion Price or Series E Conversion Price in effect on the date of and immediately prior to such issue, then and in such event, as applicable, the Series B-1 Conversion Price, Series C Conversion Price, Series D Conversion Price, Series D’ Conversion Price and Series E Conversion Price shall be reduced, as applicable, concurrently with such issue, to a price (calculated to the nearest thousandth of a cent) determined by multiplying such Series B-1 Conversion Price, Series C Conversion Price, Series D Conversion Price, Series D’ Conversion Price and Series E Conversion Price by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such issue plus the number of shares of Common Stock which the aggregate consideration received by the Corporation for the total number of Additional Shares of Common Stock so issued would purchase at such Series B-1, Series C, Series D, Series D’ or Series E Conversion Price, as applicable, in effect immediately prior to such issuance, and the denominator of which shall be the number of shares of Common Stock outstanding immediately prior to such issue plus the number of such Additional Shares of Common Stock so issued. For the purpose of the above calculation, the number of shares

Exhibit A – Page 15

of Common Stock outstanding immediately prior to such issue shall be calculated on a fully diluted basis, as if all shares of Series A, Series B-1, Series C, Series D, Series D’ and Series E Preferred Stock and all outstanding Convertible Securities had been fully converted into shares of Common Stock and any outstanding warrants, options or other rights for the purchase of shares of stock or convertible securities had been fully exercised (and the resulting securities fully converted into shares of Common Stock, if so convertible) as of such date.

(v) Determination of Consideration. For purposes of this Section B.5(d), the consideration received by the Corporation for the issue of any Additional Shares of Common Stock shall be computed as follows:

(1) Cash and Property: Such consideration shall:

(A) insofar as it consists of cash, be computed at the aggregate amount of cash received by the Corporation excluding amounts paid or payable for accrued interest or accrued dividends;

(B) insofar as it consists of property other than cash, be computed at the fair value thereof at the time of such issue, as determined in good faith by the Board; and

(C) in the event Additional Shares of Common Stock are issued together with other shares or securities or other assets of the Corporation for consideration which covers both, be the proportion of such consideration so received, computed as provided in clauses (A) and (B) above, as determined in good faith by the Board.

(2) Options and Convertible Securities. The consideration per share received by the Corporation for Additional Shares of Common Stock deemed to have been issued pursuant to Section B.5(d)(iii), relating to Options and Convertible Securities shall be determined by dividing

(A) the total amount, if any, received or receivable by the Corporation as consideration for the issue of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein designed to protect against dilution) payable to the Corporation upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities by

(B) the maximum number of shares of Common Stock (as set forth in the instruments relating thereto, without regard to any provision contained therein designed to protect against the dilution) issuable upon the exercise of such Options or conversion or exchange of such Convertible Securities.

Exhibit A – Page 16

e. Adjustments to Conversion Prices for Stock Dividends and for Combinations or Subdivisions of Common Stock. If this Corporation, at any time or from time to time after the Series E Original Issue Date shall declare or pay, without consideration, any dividend on the Common Stock payable in Common Stock or in any right to acquire Common Stock for no consideration, or shall effect a subdivision of the outstanding shares of Common Stock into a greater number of shares of Common Stock (by stock split, reclassification or otherwise than by payment of a dividend in Common Stock or in any right to acquire Common Stock), or if the outstanding shares of Common Stock shall be combined or consolidated, by reclassification or otherwise, into a lesser number of shares of Common Stock, then the Series A Conversion Price, Series B-1 Conversion Price, Series C Conversion Price, Series D Conversion Price, Series D’ Conversion Price and Series E Conversion Price in effect immediately prior to such event shall, concurrently with the effectiveness of such event, be proportionately decreased or increased, as appropriate. In the event that this Corporation shall declare or pay, without consideration, any dividend on the Common Stock payable in any right to acquire Common Stock for no consideration then the Corporation shall be deemed to have made a dividend payable in Common Stock in an amount of shares equal to the maximum number of shares issuable upon exercise of such rights to acquire Common Stock.

f. Adjustments for Reclassification and Reorganization. If, at any time or from time to time after the Series E Original Issue Date the Common Stock issuable upon conversion of the Series A, Series B-1, Series C, Series D, Series D’ and Series E Preferred Stock shall be changed into the same or a different number of shares of any other class or classes of stock, whether by capital reorganization, reclassification or otherwise (other than a subdivision or combination of shares provided for in Section B.5(e) above or a merger or other reorganization referred to in Section B.2(d) above), the Series A Conversion Price, Series B-1 Conversion Price, Series C Conversion Price, Series D Conversion Price, Series D’ Conversion Price and Series E Conversion Price then in effect shall, concurrently with the effectiveness of such reorganization or reclassification, be proportionately adjusted so that the Series A, Series B-1, Series C, Series D, Series D’ and Series E Preferred Stock shall be convertible into, in lieu of the number of shares of Common Stock that the holders would otherwise have been entitled to receive, a number of shares of such other class or classes of stock equivalent to the number of shares of Common Stock that would have been subject to receipt by the holders upon conversion of the Series A, Series B-1, Series C, Series D, Series D’ and Series E Preferred Stock immediately before that change.

g. No Impairment. Subject to the right of the Corporation to amend this Certificate or to take any other corporate action upon obtaining the necessary approvals required by this Certificate and applicable law, the Corporation will not, except in accordance with the Delaware General Corporation Law and Section B.6 hereof, by amendment of this Certificate or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Section B.5 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of the Series A, Series B-1, Series C, Series D, Series D’ and Series E Preferred Stock against impairment.

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h. Certificates as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Series A Conversion Price, Series B-1 Conversion Price, Series C Conversion Price, Series D Conversion Price, Series D’ Conversion Price and Series E Conversion Price pursuant to this Section B.5, the Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of Series A, Series B-1, Series C, Series D, Series D’ or Series E Preferred Stock a certificate executed by the Corporation’s Chief Executive Officer, President or a Vice President setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of Series A, Series B-1, Series C, Series D, Series D’ or Series E Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (i) such adjustments and readjustments, (ii) the Series A Conversion Price, Series B-1 Conversion Price, Series C Conversion Price, Series D Conversion Price, Series D’ Conversion Price and Series E Conversion Price, as the case may be, at the time in effect, and (iii) the number of shares of Common Stock and the amount, if any, of other property that at the time would be received upon the conversion of the Series A, Series B-1, Series C, Series D, Series D’ or Series E Preferred Stock.

i. Notices of Record Date. If the Corporation shall propose at any time: (i) to declare any dividend or distribution upon its Common Stock, whether in cash, property, stock or other securities, whether or not a regular cash dividend and whether or not out of earnings or earned surplus; (ii) to offer for subscription pro rata to the holders of any class or series of its stock any additional shares of stock of any class or series or other rights; (iii) to effect any reclassification or recapitalization of its Common Stock outstanding involving a change in the Common Stock; or (iv) to merge or consolidate with or into any other corporation, or sell, lease or convey all or substantially all of its assets, or to liquidate, dissolve or wind up; then, in connection with each such event, the Corporation shall send to the holders of Series A, Series B-1, Series C, Series D, Series D’ and Series E Preferred Stock: (1) at least twenty (20) days prior written notice of the date on which a record shall be taken for such dividend, distribution or subscription rights (and specifying the date on which the holders of Common Stock shall be entitled thereto) or for determining rights to vote, if any, in respect of the matters referred to in (iii) and (iv) above; and (2) in the case of the matters referred to in (iii) and (iv) above, at least twenty (20) days prior written notice of the date when the same shall take place (and specifying the date on which the holders of Common Stock shall be entitled to exchange their Common Stock for securities or other property deliverable upon the occurrence of such event).

j. Reservation of Stock Issuable Upon Conversion. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Series A, Series B-1, Series C, Series D, Series D’ and Series E Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series A, Series B-1, Series C, Series D, Series D’ and Series E Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series A, Series B-1, Series C, Series D, Series D’ and Series E Preferred Stock, the Corporation will take such corporate action

Exhibit A – Page 18

as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose, including, without limitation, engaging in best efforts to obtain the requisite stockholder approval of any necessary amendment to this Certificate.

k. Fractional Shares. No fractional share shall be issued upon the conversion of any share or shares of Series A, Series B-1, Series C, Series D, Series D’ or Series E Preferred Stock. All shares of Common Stock (including fractions thereof) issuable upon conversion of more than one share of Series A, Series B-1, Series C, Series D, Series D’ or Series E Preferred Stock by a holder thereof shall be aggregated for purposes of determining whether the conversion would result in the issuance of any fractional share. If, after the aforementioned aggregation, the conversion would result in the issuance of a fraction of a share of Common Stock, the Corporation shall, in lieu of issuing any fractional share, pay the holder otherwise entitled to such fraction a sum in cash equal to the fair market value of such fraction on the date of conversion (as determined in good faith by the Board of Directors).

l. Notices. Any notice required by the provisions of this Section B.5 to be given to the holders of shares of Series A, Series B-1, Series C, Series D, Series D’ or Series E Preferred Stock shall be deemed given if deposited in the United States mail, postage prepaid, and addressed to each holder of record at his address appearing on the books of the Corporation.

6. Preferred Stock Protective Provisions. So long as at least 1,000,000 shares of any combination of Series A, Series B-1, Series C, Series D, Series D’ and/or Series E Preferred Stock remain outstanding (as adjusted for any stock dividends, combinations or splits with respect to such shares), the Corporation shall not, without the vote or written consent by the holders of at least a majority of the then outstanding shares of the Series A, Series B-1, Series C, Series D, Series D’ and/or Series E Preferred Stock, voting together as a single class:

a. Authorize, create or issue, or obligate itself to issue, any other equity security (including any security convertible into or exercisable for any equity security) having rights, preferences or privileges senior to or on a parity with the Series A, Series B-1, Series C, Series D, Series D’ or Series E Preferred Stock with respect to dividends or upon a redemption or liquidation;

b. Do any act or thing that results in the redemption of any shares of Preferred Stock or Common Stock (except repurchases upon termination of service and similar contractual arrangements or redemptions in accordance with Section B.3);

c. Do any act or thing that results in the payment or declaration of any dividend on any shares of Common Stock or Preferred Stock (except repurchases upon termination of service and similar contractual arrangements);

d. Consummate any transaction that results in (i) a Liquidation Event, (ii) a sale of the Corporation’s Common Stock in a firm commitment, underwritten public offering registered under the Securities Act, or (iii) the issuance of Additional Shares of Common Stock for equity financing purposes;

Exhibit A – Page 19

e. Amend or alter its Certificate or Bylaws, or waive any provision thereof;

f. Increase or decrease (other than by conversion) the authorized number of shares of Common Stock or any class or series of Preferred Stock;

g. Materially and adversely alter or change the rights, preferences or privileges of the Series A, Series B-1, Series C, Series D, Series D’ or Series E Preferred Stock;

h. Increase or decrease the authorized size of the Corporation’s Board of Directors;

i. Issue any debt or guarantees of indebtedness in an amount exceeding $500,000 in any one transaction, unless such action is approved by the Board;

j. Permit a subsidiary of the Corporation to sell securities to a third party;

k. Materially change the Corporation’s line of business; or

l. Consummate any transaction between the Corporation and any founder or director, other than in the ordinary course of business on arms-length terms.

7. Series D and Series D’ Protective Provisions. So long as at least an aggregate of 1,000,000 shares of Series D and Series D’ Preferred Stock remain outstanding (as adjusted for any stock dividends, combinations or splits with respect to such shares), the Corporation shall not, without the vote or written consent by the holders of at least an aggregate of sixty-six and two-thirds percent (66 2/3%) of the then outstanding shares of Series D and Series D’ Preferred Stock, voting together as a single class:

a. Materially and adversely alter or change the rights, preferences or privileges of the Series D or Series D’ Preferred Stock;

b. Increase the number of authorized shares of Series D or Series D’ Preferred Stock or authorize, create or issue, or obligate itself to issue, any other equity security (including any security convertible into or exercisable for any equity security) having rights, preferences or privileges senior to or on a parity with the Series D or Series D’ Preferred Stock; or

c. Take any action that reclassifies any outstanding shares of Preferred or Common Stock into shares having rights as to dividends or liquidation preferences senior to or on a parity with the Series D or Series D’ Preferred Stock.

8. No Reissuance of Series A, Series B-1, Series C, Series D, Series D’ or Series E Preferred Stock. No share or shares of Series A, Series B-1, Series C, Series D, Series D’ or Series E Preferred Stock acquired by the Corporation by reason of purchase, conversion or otherwise shall be reissued, and all such shares shall be cancelled, retired and eliminated from the shares that the Corporation shall be authorized to issue.

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C. The Common Stock.

1. Dividend Rights. Subject to the prior rights of the holders of all classes of stock at the time outstanding having prior rights as to dividends, the holders of the Common Stock shall be entitled to receive, when and as declared by the Board of Directors, out of any assets or the Corporation legally available therefor, such dividends as may be declared from time to time by the Board of Directors.

2. Liquidation Rights. Upon the liquidation, dissolution or winding up of the Corporation, the assets of the Corporation shall be distributed as provided in Section B.2 of this Article IV.

3. Voting Rights. The holder of each share of Common Stock shall have the right to one vote, and shall be entitled to notice of any stockholders’ meeting in accordance with the Bylaws of this Corporation, and shall be entitled to vote upon such matters and in such manner as may be provided by law.

ARTICLE V

A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived any improper personal benefit. If the Delaware General Corporation Law is amended after approval by the stockholders of this Article to authorize Corporation action further eliminating or limiting the personal liability of directors then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law as so amended.

The Company is authorized to provide indemnification of agents (as defined in Section 317 of the CGCL) for breach of duty to the Company and its stockholders through bylaw provisions or through agreements with the agents, or through stockholder resolutions, or otherwise, in excess of the indemnification otherwise permitted by Section 317 of the CGCL, subject, at any time or times that the Company is subject to Section 2115(b) of the CGCL, to the limits on such excess indemnification set forth in Section 204 of the CGCL

Any repeal or modification of the foregoing provisions of this Article V by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

ARTICLE VI

Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws may provide. The books of the Corporation may be kept (subject to any provision contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the Corporation.

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ARTICLE VII

Except as otherwise provided in this Certificate, in furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, repeal, alter, amend and rescind any or all of the Bylaws of the Corporation.

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